UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2015

AMARANTUS BIOSCIENCE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55016	26-0690857
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.)

655 Montgomery Street, Suite 900 San Francisco, CA	94111
(Address of Principal Executive Offices)	(Zip Code)

(408) 737-2734

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

On September 2, 2015, Amarantus Bioscience Holdings, Inc. (the “Company”) held its Annual Meeting of Stockholders (the “Annual Meeting”).  An aggregate of 6,355,474 shares held by holders of the Company’s voting stock , constituting a quorum, were represented in person or by valid proxies at the Annual Meeting. The final results for each of the matters submitted to a vote of stockholders at the Annual Meeting, as set forth in the Definitive Proxy Statement, filed with the Securities and Exchange Commission on July 21, 2015, as supplemented, are as follows:

Proposal 1.  All of the six (6) nominees for director were elected to serve until the 2016 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death. The result of the votes to elect the eight (8) directors was as follows:

Directors	For	Against	Abstain	Broker Non Vote
Gerald E. Commissiong	5,718,696	0	636,778	0
Dr. John W. Commissiong	6,161,979	0	193,495	0
Robert L. Harris	6,165,496	0	189,978	0
Dr. David A. Lowe	6,192,619	0	162,855	0
Donald Huffman	6,192,347	0	163,127	0
Dr. Joseph Rubinfeld	6,159,487	0	195,987	0

Proposal 2. The appointment of Marcum, LLP as the Company’s independent registered public accounting firm for its fiscal year ended December 31, 2015 was ratified and approved by the stockholders by the votes set forth in the table below:

For	Against	Abstain	Broker Non Vote
6,249,398	78,812	27,264	0

Proposal 3.  The adoption of an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of common stock to 35,000,000 from 13,333,334 was ratified and approved by the stockholders by the votes set forth in the table below:

For	Against	Abstain	Broker Non Vote
5,602,502	710,547	42,425	0

The Company issued a press release with respect to the foregoing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 3, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMARANTUS BIOSCIENCE HOLDINGS, INC.

Date: September 3, 2015	By:	/s/ Gerald E. Commissiong
Name: Gerald E. Commissiong
Title: Chief Executive Officer